Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
650-635-7006
OXiGENE Reports Positive Safety Data From Phase 2 Trial of ZYBRESTAT in Non-Small Cell Lung
Cancer at the 2009 AACR-NCI-EORTC Conference
Combination of ZYBRESTAT With Bevacizumab Appears Well-Tolerated;
Fewer Patient Deaths in Treatment Arm
SOUTH SAN FRANCISCO, Calif., Nov. 17, 2009 (GLOBE NEWSWIRE) — OXiGENE, Inc. (Nasdaq: OXGN) (Stockholm: OXGN), a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, today reported positive interim safety data from the FALCON (Fosbretabulin in Advanced Lung Oncology) study, a Phase 2, randomized, controlled study of ZYBRESTAT (fosbretabulin) in patients with advanced non-small cell lung cancer (NSCLC). The data from this planned interim safety analysis indicated that the combination of fosbretabulin with carboplatin and paclitaxel plus bevacizumab (Avastin(R)) appeared to be well-tolerated, and that there were no significant overlapping toxicities with bevacizumab. Notably, 5 of the 6 patient deaths during the evaluation period were due to disease progression and occurred in the control arm. The data were presented in a poster by Edward Garon, M.D., Assistant Professor of Medicine at the University of California, Los Angeles, principal investigator for the Phase 2 trial, at the 2009 AACR-NCI-EORTC Molecular Targets and Cancer Therapeutics conference. A further analysis of the efficacy and tolerability of this novel combination is expected to be presented at the 2010 annual meeting of the American Society of Clinical Oncology (ASCO), scheduled for June 4-8, 2010 in Chicago, IL.
“We believe that results of this study complement previous data showing that ZYBRESTAT is an active antitumor agent, and we are encouraged by the data presented today in patients with advanced non-small cell lung cancer,” commented Peter Langecker, M.D., Ph.D., OXiGENE’s Chief Executive Officer. “OXiGENE’s FALCON study marks the first time that a vascular disrupting agent, such as ZYBRESTAT, has been combined at full strength with an anti-angiogenic agent against a background of chemotherapy. We believe this new approach has the potential to fill an important void in anticancer therapy and that the results show that this combination has significant promise as the next important step in anti-vascular therapy. Fighting cancer by reducing tumor blood flow with anti-angiogenic agents has evolved into a mainstay of oncology therapy. We believe that these data underscore that the ability of VDAs to specifically target existing vasculature can have an additive effect to the prevention of new blood vessel growth by anti-angiogenic drugs. We look forward to evaluating the FALCON data set as it matures and to updating the scientific community at ASCO next year.”
The FALCON Study
The data reported today were presented in a poster, titled “Interim Safety Results of a Randomized Ph 2 Trial of a Tumor Vascular Disrupting Agent Fosbretabulin Tromethamine (CA4P) with Carboplatin, Paclitaxel and

Bevacizumab in Stage IIIB/IV Non-Squamous Non Small Cell Lung Cancer (NSCLC).” The results are based on the analysis of data from 30 patients with advanced NSCLC. Of the 30 patients evaluated, 15 were enrolled in the control arm of the study and were given bevacizumab with carboplatin and paclitaxel, and 15 were enrolled in the treatment arm of the study and were given the same combination with the addition of ZYBRESTAT. During the maintenance phase of the study, patients were given either bevacizumab alone or bevacizumab plus ZYBRESTAT.
Results of the analysis showed that:
•	The combination of ZYBRESTAT with bevacizumab, carboplatin and paclitaxel appeared to be well-tolerated, with no new safety signals or overlapping toxicities with bevacizumab;

•	Clinically significant QTc prolongation was not seen;

•	Rates of Grade 3/4 hypertension and cardiac ischemia, while higher on the treatment arm, were low;

•	An increase in Grade 3-4 neutropenia was observed in some patients in the treatment arm but did not result in a difference in chemotherapy dose intensity between the two study arms;

•	Dose reductions and discontinuation of therapy were minimal and comparable between the two study arms;

•	6 patients died during the evaluation period: 5 in the control arm and 1 in the treatment arm.
A copy of the poster is available on OXiGENE’s website at www.oxigene.com.
About ZYBRESTAT
ZYBRESTAT (fosbretabulin) is currently being evaluated in a pivotal registration study as a potential treatment for anaplastic thyroid cancer (ATC) under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA). A Phase II study in platinum-resistant ovarian cancer has been completed and a non-small cell lung cancer study combining fosbretabulin with bevacizumab and platinum based chemotherapy is also ongoing. OXiGENE believes that ZYBRESTAT is poised to become the first therapeutic product in a novel class of small-molecule drug candidates called vascular disrupting agents (VDAs). Through interaction with vascular endothelial cell cytoskeletal proteins, ZYBRESTAT selectively targets and collapses tumor vasculature, thereby depriving the tumor of oxygen and causing death of tumor cells. In clinical studies in solid tumors, ZYBRESTAT has demonstrated potent and selective activity against tumor vasculature, as well as clinical activity against ATC, ovarian cancer, and various other solid tumors. In clinical studies in patients with forms of macular degeneration, intravenously-administered ZYBRESTAT has demonstrated clinical activity, and the Company is working to develop a convenient and patient-friendly topical formulation of ZYBRESTAT for ophthalmological indications.

About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The company’s major focus is developing VDAs that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment.
OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and -enhancing medicines to patients.
The OXiGENE, Inc. logo is available at
http://www.globenewswire.com/newsroom/prs/?pkgid=4969
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, enrollment rate for patients in the ZYBRESTAT pivotal trial for anaplastic thyroid cancer, the potential for the use of VDAs in combination with anti-angiogenic agents; interim analysis of the same, timing of the IND filing and Phase I trial initiation for topical ZYBRESTAT, timing of a Phase II clinical trial of ZYBRESTAT and bevacizumab in NSCLC, timing or execution of a strategic collaboration on any product or indication, and cash utilization rates for 2009. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.